FOR IMMEDIATE RELEASE
Limbach Holdings, Inc. Reports Third Quarter 2021 Results
Consolidated Revenue of $129.2 million
Revenue from Owner Direct Relationships Segment (ODR) up 17.6% for the year-over-year quarter
ODR Segment Accounted for Approximately 48% of Consolidated Gross Profit
Gross Margins Improved to 18.9%; Diluted EPS of $0.38
Conference Call Scheduled for 9:00 am ET on November 11, 2021
PITTSBURGH, PA – November 10, 2021 – Limbach Holdings, Inc. (Nasdaq: LMB) today announced its financial results for the quarter ended September 30, 2021. Consolidated revenue improved to $129.2 million, or 6.7%, compared with the second quarter of 2021 as business conditions strengthened relative to the second quarter of 2021. ODR(1) segment revenue accounted for 30.4% of consolidated revenue in the third quarter of 2021 compared to 20.4% in the third quarter of 2020. Consolidated gross margin of 18.9% increased 350 basis points sequentially over the second quarter of 2021, and 410 basis points year-over-year for the third quarter as a result of a shift in mix to the ODR segment, which provides for higher gross margins, as well as better overall execution. In the third quarter of 2021, the ODR segment accounted for approximately 48% of consolidated gross profit.
Charlie Bacon, Limbach’s President and Chief Executive Officer, said, “We had a strong quarter and I want to thank everyone from our office personnel to our field talent for all of their hard work. Although the year started off slowly, we have consistently maintained our view that business would meaningfully accelerate in the second half of the year and our third quarter results bear that out. Our ODR segment continues to shine, with our maintenance base hitting its highest level in company history and continuing growth in smaller dollar projects.”
Mr. Bacon continued, “Sales booking activity continued to be strong during the third quarter, with activity accelerating in September, particularly in our higher margin ODR segment. At this time, we have contracts in hand that would satisfy our revenue guidance for the full year 2021 and are focused on the execution of that work and securing work for 2022 and beyond. We continue to be selective in our bidding, maintaining the same gating criteria that drove our third quarter results.”
Mr. Bacon concluded, “We are affirming our Adjusted EBITDA guidance for the year to be in a range from $23 million to $25 million. However, I am disappointed with the continuing supply chain disruptions and as a result we currently believe those disruptions will drive us to track to the bottom end of this range. As many of our peers have noted, labor, materials, and equipment constitute the primary headwinds facing our industry and we echo this sentiment. We are also very mindful of our office and field labor and the current environment with respect to COVID-19. Despite these headwinds, we expect our risk management processes to deliver improved project and service execution.”
The following are results for the three months ended September 30, 2021 compared to the three months ended September 30, 2020:
•Consolidated revenue was $129.2 million, a decrease of 21.2% from $163.9 million. GCR segment revenue of $90.0 million was down 31.1%, while ODR segment revenue of $39.2 million increased by $5.9 million, or 17.6%.
•Gross margin increased to 18.9%, up from 14.8%. This increase was mainly driven by the mix of higher margin ODR segment work, coupled with improved GCR segment margins. GCR gross profit decreased $2.1 million, or 14.1%, largely due to lower revenue despite increased margins. ODR gross profit increased $2.4 million, or 25.6%, due to an increase in revenue at higher margins. On a dollar basis, total gross profit was $24.5 million, compared to $24.2 million. In addition, the increase in gross
(1)As of January 1, 2021, Limbach renamed its existing two reportable segments to reflect our two distinct approaches to our customer base and to better align with our owner direct strategy. The previously named Construction Segment is now known as General Contractor Relationships (“GCR”) and the previously named Service Segment is now known as Owner Direct Relationships (“ODR”).

margin was also attributable to total net gross profit write-ups of $1.2 million compared to total net gross profit write-downs of $0.8 million.
•Selling, general and administrative expenses increased by approximately $1.3 million, to $18.3 million, compared to $17.0 million. This increase was characterized by temporary, lower operating expenses resulting from pandemic-driven operational reductions in the third quarter of 2020 and our investment in ODR expansion in 2021, such as the opening of our new Nashville office in 2021 in order to attract additional healthcare ODR business. As a percent of revenue, selling, general and administrative expenses were 14.2%, up from 10.4%.
•Interest expense, net was $0.4 million compared to $2.2 million. This significant decrease was due to our refinancing of the 2019 debt facilities in February 2021, replacing them with debt facilities that carry a lower cost of financing, as well as a lower overall level of indebtedness.
•Net income for the third quarter of 2021 was $4.0 million as compared to $2.5 million. Diluted income per share was $0.38 as compared to $0.31. The increase in net income was primarily attributable to increased gross profit on lower revenue as well as the aforementioned decrease in net interest expense. In addition, during the third quarter of 2020, we recognized a loss of $1.4 million to reflect the change in fair value of warrant liability.
•Adjusted EBITDA was $8.1 million as compared to $8.8 million, a decrease of 8.0%. The decrease in Adjusted EBITDA was primarily attributable to the $1.3 million increase in selling, general and administrative expenses, most of which was incurred to fund our ODR expansion.
•Net cash provided by operating activities was $7.8 million as compared to $12.8 million. Cash flows provided by operating activities were primarily due to an increase in accounts payable, including retainage, an increase in accrued expenses and other current liabilities and net income for the period of $4.0 million, partially offset by an increase in accounts receivable due to the timing of billings and collections and a decrease in our overbilled position due to the reduction in GCR revenue in 2021 and the timing of contract billings and the recognition of contract revenue.
Balance Sheet and Backlog
At September 30, 2021, we had cash and cash equivalents of $33.3 million. We had current assets of $209.7 million and current liabilities of $143.1 million at September 30, 2021, representing a current ratio of 1.47x compared to 1.33x at December 31, 2020. Working capital was $66.6 million at September 30, 2021, an increase of $17.5 million from December 31, 2020. At September 30, 2021, we had no borrowings against our revolving credit facility, other than for standby letters of credit totaling $3.4 million, and carried a term loan balance of $26.5 million.
Total backlog at September 30, 2021 was $414.9 million as compared to $444.4 million as of December 31, 2020. At September 30, 2021, GCR and ODR segment backlog accounted for $345.5 million and $69.4 million of that consolidated total, respectively.

2021 Guidance
We affirm our guidance for 2021 as follows:

Revenue	$480 million - $510 million
Adjusted EBITDA	$23 million - $25 million
With respect to projected 2021 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable effort due to the high variability, complexity and low visibility with respect to taxes and other items, which are excluded from Adjusted EBITDA. We expect the variability of this item to have a potentially unpredictable, and potentially significant, impact on future GAAP financial results.
Conference Call Details

Date:	Thursday, November 11, 2021
Time:	9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(866) 604-1698
International callers:	(201) 389-0844
Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call link: https://78449.themediaframe.com/dataconf/productusers/lmb/mediaframe/46984/indexl.html. An audio replay of the call will be archived on Limbach’s website for 365 days.
About Limbach
Limbach is an integrated building systems solutions firm whose expertise is in the design, modular prefabrication, installation, management and maintenance of heating, ventilation, air-conditioning (“HVAC”), mechanical, electrical, plumbing and controls systems. Our market sectors primarily include the following: healthcare, life sciences, data centers, industrial and light manufacturing, entertainment, education and government. With 22 offices throughout the United States and Limbach's full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, Limbach is positioned as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the impact of the COVID-19 pandemic on the construction industry in the first quarter and future periods, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.
Investor Relations

The Equity Group, Inc.
Jeremy Hellman, CFA
Vice President
(212) 836-9626 / jhellman@equityny.com
or
Limbach Holdings, Inc.
S. Mathew Katz
Executive Vice President
(212) 201-7006 / matt.katz@limbachinc.com

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2021	2020	2021	2020
Revenue	$129,177	$163,856	$363,540	$437,813
Cost of revenue	104,714	139,685	303,158	375,083
Gross profit	24,463	24,171	60,382	62,730
Operating expenses:
Selling, general and administrative	18,302	17,045	52,679	47,596
Amortization of intangibles	87	109	295	526
Total operating expenses	18,389	17,154	52,974	48,122
Operating income	6,074	7,017	7,408	14,608
Other (expenses) income:
Interest expense, net	(424)	(2,154)	(2,140)	(6,449)
(Loss) gain on disposition of property and equipment	(49)	3	(41)	18
Loss on early debt extinguishment	—	—	(1,961)	—
(Loss) gain on change in fair value of warrant liability	—	(1,371)	14	(1,312)
Total other expenses	(473)	(3,522)	(4,128)	(7,743)
Income before income taxes	5,601	3,495	3,280	6,865
Income tax provision	1,615	970	844	1,445
Net income	$3,986	$2,525	$2,436	$5,420

Earnings Per Share (“EPS”)
Income per common share:
Basic	$0.39	$0.32	$0.25	$0.69
Diluted	$0.38	$0.31	$0.24	$0.68
Weighted average number of shares outstanding:
Basic	10,266,486	7,890,074	9,915,966	7,844,587
Diluted	10,491,863	8,107,149	10,145,470	7,969,857

LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$33,302	$42,147
Restricted cash	113	113
Accounts receivable (net of allowance for doubtful accounts of $285 and $266 as of September 30, 2021 and December 31, 2020, respectively)	98,319	85,767
Contract assets	72,193	67,098
Income tax receivable	217	—
Other current assets	5,539	4,292
Total current assets	209,683	199,417

Property and equipment, net	16,710	19,700
Intangible assets, net	11,386	11,681
Goodwill	6,129	6,129
Operating lease right-of-use assets	15,802	18,751
Deferred tax asset	5,696	6,087
Other assets	272	392
Total assets	$265,678	$262,157

LIABILITIES
Current liabilities:
Current portion of long-term debt	$8,460	$6,536
Current operating lease liabilities	4,061	3,929
Accounts payable, including retainage	70,895	66,763
Contract liabilities	37,003	46,648
Accrued income taxes	245	1,671
Accrued expenses and other current liabilities	22,420	24,747
Total current liabilities	143,084	150,294
Long-term debt	23,094	36,513
Long-term operating lease liabilities	12,495	15,459
Other long-term liabilities	4,030	6,159
Total liabilities	182,703	208,425
Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, 10,274,242 issued and outstanding as of September 30, 2021 and 7,926,137 at December 31, 2020	1	1
Additional paid-in capital	84,419	57,612
Accumulated deficit	(1,445)	(3,881)
Total stockholders’ equity	82,975	53,732
Total liabilities and stockholders’ equity	$265,678	$262,157

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine months ended September 30,
(in thousands)	2021	2020
Cash flows from operating activities:
Net income	$2,436	$5,420
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization	4,353	4,635
Provision for doubtful accounts	126	62
Stock-based compensation expense	2,016	739
Noncash operating lease expense	3,152	3,033
Amortization of debt issuance costs	251	1,620
Deferred income tax provision	391	211
Loss (gain) on sale of property and equipment	41	(18)
Loss on early debt extinguishment	1,961	—
(Gain) loss on change in fair value of warrant liability	(14)	1,312
Changes in operating assets and liabilities:
Accounts receivable	(12,678)	(19,834)
Contract assets	(5,095)	8,612
Other current assets	(1,243)	270
Accounts payable, including retainage	4,131	2,695
Prepaid income taxes	(217)	(192)
Accrued taxes payable	(1,426)	1,947
Contract liabilities	(9,645)	18,715
Operating lease liabilities	(3,036)	(3,229)
Accrued expenses and other current liabilities	(2,173)	8,925
Other long-term liabilities	(112)	306
Net cash (used in) provided by operating activities	(16,781)	35,229
Cash flows from investing activities:
Proceeds from sale of property and equipment	421	65
Advances to joint ventures	(2)	(3)
Purchase of property and equipment	(687)	(1,116)
Net cash used in investing activities	$(268)	$(1,054)

LIMBACH HOLDINGS, INC. Condensed Consolidated Statements of Cash Flows (Continued) (Unaudited)

	Nine months ended September 30,
(in thousands)	2021	2020
Cash flows from financing activities:
Proceeds from Wintrust Term Loan	$30,000	$—
Payments on Wintrust Term Loan	(3,500)	—
Proceeds from 2019 Revolving Credit Facility	—	7,250
Payments on 2019 Revolving Credit Facility	—	(7,250)
Payments on 2019 Refinancing Term Loan	(39,000)	(1,000)
Prepayment penalty and other costs associated with early debt extinguishment	(1,376)	—
Proceeds from the sale of common stock	22,773	—
Proceeds from the exercise of warrants	1,989	—
Payments on finance leases	(1,966)	(1,966)
Payments of debt issuance costs	(593)	—
Taxes paid related to net-share settlement of equity awards	(401)	(102)
Proceeds from contributions to Employee Stock Purchase Plan	278	149
Net cash provided by (used in) financing activities	8,204	(2,919)
(Decrease) increase in cash, cash equivalents and restricted cash	(8,845)	31,256
Cash, cash equivalents and restricted cash, beginning of period	42,260	8,457
Cash, cash equivalents and restricted cash, end of period	$33,415	$39,713
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Right of use assets obtained in exchange for new operating lease liabilities	$156	$924
Right of use assets obtained in exchange for new finance lease liabilities	846	2,399
Right of use assets disposed or adjusted modifying operating lease liabilities	47	586
Right of use assets disposed or adjusted modifying finance lease liabilities	—	(64)
Interest paid	2,138	4,817
Cash paid (received) for income taxes	$2,096	$(629)

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Three Months Ended September 30,				Increase/(Decrease)
(in thousands, except for percentages)	2021		2020		$	%
Statement of Operations Data:
Revenue:
GCR	$89,950	69.6%	$130,498	79.6%	$(40,548)	(31.1)%
ODR	39,227	30.4%	33,358	20.4%	5,869	17.6%
Total revenue	129,177	100.0%	163,856	100.0%	(34,679)	(21.2)%

Gross profit:
GCR(1)	12,754	14.2%	14,848	11.4%	(2,094)	(14.1)%
ODR(2)	11,709	29.8%	9,323	27.9%	2,386	25.6%
Total gross profit	24,463	18.9%	24,171	14.8%	292	1.2%

Selling, general and administrative:
GCR(1)	9,586	10.7%	10,501	8.0%	(915)	(8.7)%
ODR(2)	8,013	20.4%	6,240	18.7%	1,773	28.4%
Corporate	703	0.5%	304	0.2%	399	131.3%
Total selling, general and administrative	18,302	14.2%	17,045	10.4%	1,257	7.4%
Amortization of intangibles (Corporate)	87	0.1%	109	0.1%	(22)	(20.2)%
Total operating income	$6,074	4.7%	$7,017	4.3%	$(943)	(13.4)%
(1)As a percentage of GCR revenue.
(2)As a percentage of ODR revenue.

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Continued) (Unaudited)

	Nine Months Ended September 30,				Increase/(Decrease)
(in thousands, except for percentages)	2021		2020		$	%
Statement of Operations Data:
Revenue:
GCR	$262,304	72.2%	$345,921	79.0%	$(83,617)	(24.2)%
ODR	101,236	27.8%	91,892	21.0%	9,344	10.2%
Total revenue	363,540	100.0%	437,813	100.0%	(74,273)	(17.0)%

Gross profit:
GCR(1)	31,034	11.8%	38,043	11.0%	(7,009)	(18.4)%
ODR(2)	29,348	29.0%	24,687	26.9%	4,661	18.9%
Total gross profit	60,382	16.6%	62,730	14.3%	(2,348)	(3.7)%

Selling, general and administrative:
GCR(1)	27,770	10.6%	28,700	8.3%	(930)	(3.2)%
ODR(2)	22,893	22.6%	18,157	19.8%	4,736	26.1%
Corporate	2,016	0.6%	739	0.2%	1,277	172.8%
Total selling, general and administrative	52,679	14.5%	47,596	10.9%	5,083	10.7%
Amortization of intangibles (Corporate)	295	0.1%	526	0.1%	(231)	(43.9)%
Total operating income	$7,408	2.0%	$14,608	3.3%	$(7,200)	(49.3)%

(1)As a percentage of GCR revenue.
(2)As a percentage of ODR revenue.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA, the most comparable GAAP measure, is provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Net income	$3,986	$2,525	$2,436	$5,420

Adjustments:
Depreciation and amortization	1,389	1,495	4,353	4,635
Interest expense, net	424	2,154	2,140	6,449
Non-cash stock-based compensation expense	703	304	2,016	739
Loss on early debt extinguishment	—	—	1,961	—
Change in fair value of warrants	—	1,371	(14)	1,312
Severance expense	—	—	—	622
Income tax provision	1,615	970	844	1,445
Adjusted EBITDA	$8,117	$8,819	$13,736	$20,622